 Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended April 30, 2020

June 15, 2020

DORADO, PUERTO RICO / ACCESSWIRE / June 15, 2020 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced revenues for the three and six months ended April 30, 2020 were $5,648,000 and $10,261,000, respectively, an increase of approximately $498,000 and $545,000, or 9.7% and 5.6%, respectively, when compared to the same periods last year.

Net income for the three and six months ended April 30, 2020 was approximately $688,000 and $1,214,000, respectively, reflecting no significant change when compared to the same periods last year.

“As the coronavirus (COVID-19) pandemic continues, our resources, services and expertise remain dedicated to the operations and quality objectives that are critical to our customers. We continue to actively monitor the pandemic and any potential impacts it may have on our business and results of operations for the third quarter and potentially beyond”, said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management, and technology transfer support consulting firm, headquartered in Puerto Rico, servicing the Puerto Rico, United States, Europe and Brazil markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic uncertainties, including any impacts of the coronavirus (COVID-19) pandemic, and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2019, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.